Exhibit 5.1

August 12, 2022

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, New York 14203

Re:	Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Athenex, Inc., a Delaware corporation (the “Company”), in connection with an Underwriting Agreement between the Company and SVB Securities LLC (the “Underwriter”), relating to the underwritten public offering (the “Offering”) of 35,333,334 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,666,666 shares of the Company’s Common Stock (the “Pre-Funded Shares”), and warrants ( the “Common Warrants”) to purchase up to 40,000,000 shares of the Company’s Common Stock (the “Common Warrant Shares”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a preliminary prospectus supplement, dated August 10, 2022 and a final prospectus supplement, dated August 10, 2022, which supplemented the prospectus included as part of a Registration Statement on Form S-3 (File No. 333-258185) (“Registration Statement”) that became effective with the Commission on August 12, 2021. We understand that Computershare Inc. (the “Warrant Agent”) will serve as the warrant agent for the Warrants pursuant to a warrant agency agreement with the Company, substantially in the form filed as an exhibit to the Underwriting Agreement (the “Warrant Agency Agreement”).

In connection with the foregoing, we have examined the Underwriting Agreement, Registration Statement, Pre-Funded Warrants, Common Warrants, Warrant Agency Agreement (the “Transaction Documents”), Amended and Restated Bylaws of the Company, the Company’s Amended and Restated Certificate of Incorporation, originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the

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rochester, ny ● buffalo, ny ● albany, ny ● corning, ny ● new york, ny

Athenex, Inc.

August 12, 2022

Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.    The Shares have been authorized for issuance and, when the Shares are issued and delivered to and paid for by the Underwriter in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.    The Pre-Funded Warrants have been duly authorized for issuance and, when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

3.    The Pre-Funded Warrant Shares, when issued and sold by the Company upon valid exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

4.    The Common Warrants have been duly authorized for issuance and, when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Warrant Agency Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

5.    The Common Warrant Shares, when issued and sold by the Company upon valid exercise of the Common Warrants in accordance with the terms of the Common Warrants, will be validly issued, fully paid and non-assessable.

The opinion rendered in paragraphs 2 and 4 above are subject to (i) bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and (ii) constitutional and public policy limitations and general principles of equity (regardless of whether enforcement may be sought in a proceeding in equity or at law). In addition, we express no opinion as to: the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge; the enforceability of the governing law and forum selection provisions contained in any of the Transaction Documents; waivers of right to trial by jury; or any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, violation of securities laws, negligence or willful misconduct.

Athenex, Inc.

August 12, 2022

With regard to our opinions in paragraphs 3 and 5 above regarding the Pre-Funded Warrant Shares and the Common Warrant Shares, (i) we have assumed that the exercise price of the Pre-Funded Warrants and Common Warrants at the time of exercise is equal to or greater than the par value of the Common Stock, and (ii) we express no opinion to the extent that future issuances of securities of the Company, including the Pre-Funded Warrant Shares or the Common Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, cause the Pre-Funded Warrants or the Common Warrants to be exercisable for more shares of the Common Stock than the number that then remain available for issuance.

The opinions expressed herein are limited exclusively to the applicable provisions of the Delaware General Corporation Law as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP